Exhibit 99.2
On May 9, 2006, OSI Pharmaceuticals, Inc. (the “Company”) held a webcast conference call regarding its financial results for the quarter ended March 31, 2006 as well as an update on the Company’s business. The following represents a textual representation of certain portions of the transcript of the webcast conference call consisting of remarks by Colin Goddard, Ph.D., Chief Executive Officer of the Company and Michael G. Atieh, Executive Vice President and Chief Financial Officer of the Company.
OPERATOR
[Operator’s Introduction]
DR. COLIN GODDARD
[Colin Goodard’s Introduction]
MIKE ATIEH
Thank you, Colin and good morning, everyone. Before I begin I would like to remind you that we will be making forward-looking statements relating to financial results and clinical and regulatory developments on the call today. These statements cover many events that are outside of OSI’s control and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statements. I refer you to our SEC filings for a detailed description of the risk factors affecting our business and these forward-looking statements. I want to also remind you that this is the first quarter we are including the full quarterly results for eye tech in our financial statements.
[Michael Atieh discusses quarterly information]
DR. COLIN GODDARD:
Thanks, Mike. Tarceva continues to be the core asset around which we have built our corporate strategy and the long-term sustained growth of the brand is essential to the successful execution of that strategy. As Mike mentioned, Tarceva related revenues for the first quarter were $44 million anchored around U.S. sales of $93 million and total global sales of $133 million and are essentially proceeding in line with our planning.
We believe that the brand continues to exhibit steady growth in the U.S. and strong growth ex-U.S. We base this assessment on multiple inputs including: weekly and longitudinal script and new patient data from IMS; two sources of market research data; the Genentech tracking audit and Tandem, a third party provider; assessments of inventory fluctuations and gross to net adjustments on a quarter-by-quarter basis; ongoing sales data and feedback from the field. Since any one of these inputs may individually skew our view of the overall picture, we believe that it’s essential that we make this comprehensive assessment in determining the overall trajectory of Tarceva sales.
We previously gave our OSI view of U.S. sales for 2006 on our year-end call in March of greater than $400 million. And while we are not updating or reaffirming guidance until next quarter, it is important to remind everybody that achieving this goal will represent a credible 45% growth over our 2005 year sales of $276 million. We want to remind you that this is OSI’s view and is not intended to represent the view of Genentech.
Key elements to achieving this goal include successfully penetrating the performance status 0 and 1 patients in the second line non-small cell lung cancer market. In Q1 we have observed increasing penetration of second line non-small cell lung cancer PS 0-1 patients treated with Tarceva as evidenced by an increase in prescription refills, total prescriptions and penetration rate. We believe this is important since our subset analysis indicated that second line non-small cell lung cancer patients with PS 0-1 treated with Tarceva achieved a median survival of 9.4 months and a

HR ratio of 0.68 in the BR.21 study compared to a survival of 6.7 months for the overall population in the study, that’s the overall treated population.
Overall Tarceva patient share in second line multiple cell lung cancer has continued to gradually increase in Q1 as compared to previous quarters. It is evident that education on dose and dosing is critical since the recommended Tarceva dose in pancreatic cancer is 100 milligrams once daily as opposed to the 100 milligrams once daily for non-small cell lung cancer. Indeed, our examination of market has also clearly indicated that it’s inappropriate to employ 150 milligrams Tarceva use as a proxy for lung cancer use and 100 milligrams Tarceva used as a proxy for pancreatic cancer use.
As you’ll recall, we launched Tarceva at the end of November last year in combination with gemcitabine for first-line pancreatic cancer patients with locally advanced unresectable or metastatic disease. In Q1 we continue to see strong growth in market share. Our market research indicates that a high proportion of pancreatic cancer patients were being dosed at 150 milligrams prior to Tarceva launch and that we have now begun to see a transition to the starting dose from 150 to 100 milligrams. We expect to see this trend continue as we step up our education efforts. As a result, new patient prescriptions for 100 milligram strength showed a strong upward trend in Q1 with a plateau in filling new prescriptions for the 150 milligram strength.
Also on April 13, 2006, the National Comprehensive Cancer Network announced an update to its pancreatic adenocarcinoma guidelines by including Tarceva as a treatment option for an unimproved indication in the adjuvant setting. The NCCN clinical practice guidelines in Oncology are widely recognized by payers. Medicare Part D enrollment and ex-U.S. update were other key factors that we identified as being instrumental in driving our Tarceva business over the next 12 to 24 months. Medicare Part D enrollments and eligibility continues to create some confusion with our customers and patients.
Nonetheless, we have a comprehensive educational effort, including informational pamphlets and access to the Genentech run SPOC program. We do expect the chatter and confusion regarding eligibility and enrollment to settle down over the next several quarters, resulting in improved reimbursement for Tarceva which may contribute to further growth.
With respect to Tarceva performance ex-U.S., we were very pleased and encouraged by the preliminary results of the Tarceva launch from our international partner, Roche. Tarceva marketing approvals continue to mount in all markets with the most recent approval in China, and expected launch later this year. In mid April, Roche announced the filing of Tarceva in Japan, widely recognized as the second largest single pharmaceutical market after the U.S. with an expected approval in 2007.
Turning our attention to the clinical programs, let us briefly review status of some of the key trials. We look forward to the presentation of data from the three-arm second line non-small cell lung cancer randomized Phase II trial comparing Avastin/Tarceva to Avastin/chemo to chemo alone at the upcoming ASCO meeting to be held from June 2nd to June 6th in Atlanta. Some 30 other abstracts covering various studies, mainly from the IST program, have also been accepted for presentation at ASCO, and we intend to host our analyst wrap-up meeting covering developments at the meeting in Atlanta. You’ll hear more about that later.
Our randomized Phase II study of Tarceva verses Tarceva intercalated with chemotherapy in EGFR positive previously untreated patients with non-small cell lung cancer, that’s the study we refer to OSI-774203, is actively recruiting and is on track. The combination arm will test the novel scheduling whereby we alternate Tarceva with carboplatin and paclitaxel and we anticipate topline data from this study in 2008.
We are also actively recruiting to study OSI-774107, a Tarceva dose escalation trial in patients with non-small cell lung cancer that are active current smokers. This Phase I study will attempt to redefine the maximum tolerated dose of Tarceva in patients who are current smokers and we should have data from this study by year-end. SATURN and TITAN the two large post approval commitment trials being run by Roche, are actively recruiting. SATURN is testing Tarceva as maintenance therapy in patients with lung cancer that do not progress on chemotherapy; and TITAN, will compare Tarceva against chemotherapy in patients that do develop progressive disease after initial chemotherapy. If successful SATURN could result in the expansion of the Tarceva label.

Finally, we’re on track in finalizing the protocol for our proposed Phase III study, RADIANT. This is the adjuvant trial of Tarceva in patients with stage 1 through 3a lung cancer — multiple cell lung cancer, and it’s being run by us at OSI. We anticipate starting this study by year end. And we believe this is a very important study for the long-term future of the brand. In summary, we remain confident that both the commercial and development programs behind our flagship product Tarceva are on track and we look forward to continuing to update you on our progress as the year unfolds.
Moving on to Macugen, the 1Q U.S. sales of $51 million reflect continuing pressure from off-label use of Avastin. While much of Avastin’s growth has come at the expense of Visudyne/PDT, it has clearly impacted us as well. We’re encouraged by the fact that our last round of market research data indicated that Avastin growth had stabilized at about 30% share, similar to that of Macugen. And we believe that our positioning of Macugen, which builds on its safety profile relative to potential safety concerns for the non selective VEGF agents is proceeding well. The EU launch of Macugen by our partner Pfizer is underway this month.
We recently summarized data presented on Macugen at the Association for Research In Vision and Ophthalmology, or ARVO meeting, which reinforces our dual belief that there is a viable role for Macugen in the AMD market and that Macugen may prove to be the anti-VEGF therapy of choice in the treatment of diabetic macular edema and diabetic retinopathy. We believe that non-selective VEGF therapy may negatively impact important neuroprotectant functions of VEGF in ischemic retinopathy such as diabetic retinopathy and retinal vein occlusion whereas the selected targeting of Macugen avoids this.
Two preliminary studies, one from the Center for Retinol or Macular Disease and Florida and one from Ophthalmic Consultants of Boston, examining the sequential use of Avastin as a representative non selective VEGF inhibitor followed by continuous Macugen therapy both demonstrated encouraging efficacy results with 35% of patients achieving three line vision gain. The Michigan-based ARC Group also presented their data on a 90 patient series showing that Macugen produced vision stabilization in 90% and three line vision gain in 20% of newly diagnosed patients with AMD. No unanticipated side effects were observed in these preliminary studies.
A view of Medicare reimbursement claims presented by Pfizer at ARVO showed a 31.5% higher risk of hypertension, a 36% higher risk of diabetes, and an 11 to 12% higher risk of stroke, confirming our belief that patients with wet AMD have a number of co morbid conditions that may prove to be important considerations in future treatment choices. Finally, we were encouraged by some outstanding preliminary results in a small series of diabetic retinopathy patients with neovascularization and edema presented by Victor Gonzalez of Valley Retina Institute. All ten patients had their symptoms resolved on a single injection of Macugen and the author concluded that Macugen, with its established safelty profile, represents a viable therapeutic option to laser treatment for these patients.
We also announced our commitment to a trial of Macugen in a maintenance setting following induction with a non selective agent. This trial is set to begin in the second half of 2006 and seeks to enroll 1000 patients in approximately 100 sites and is designed to show that Macugen can be used to sustain benefit of prior non selective treatment in a relatively safe manner. Strong interest from the community for this concept was shown by the fact that 80 sites gave a positive response to participate in this study in just a matter of weeks.
On the competitive front, we are preparing for the presumed launch of Lucentis in the second half of the year following their PDUFA date at the end of June and for the PIER data in early June. Irrespective of outcome of this small study, PIER does not negate our belief that each injection of a non selective VEGF agent represents an independent risk of non selective VEGF adverse events and that lifelong management of neovascular AMD will become the norm. In this respect we believe Macugen’s profile will keep it competitive. Two-year Macugen safety analysis and preliminary three-year data was presented at the Macular Society in February and showed no increased systemic risks and no new ocular risks as determined by an independent rating center.
In summary, we are well-prepared for emerging competition in the marketplace and believe that our position of Macugen provides a viable and valuable treatment option to physicians seeking to manage patients with AMD over the long haul.
Moving on to the pipeline and firstly to our diabetes subsidiary Prosidion where we continue to make solid progress. Our preparation for initiation of the Phase IIb program for PSN9301, that’s our prandially dosed DP-IV inhibitor, are on track for an August start and we’ll present our Phase IIa data at the ADA meeting in June. We have initiated a Phase IIa trial for PSN357, our glycogen phosphorylase inhibitor, and expect data in the fourth quarter of this year. We expect to start a Phase Ib trial for our glucokinase activator, PSN010, in July and our full Phase I data also in the fourth quarter of this year. We published data from our GPR119 research project in the journal Cell Metabolism in March, and this project will also be presented orally at the ADA meeting in June.
As we have previously indicated, we do not intend to market our diabetes portfolio alone and, recognizing the appreciable development costs involved in this area, we continue to thoughtfully explore strategic partnering for our diabetes assets. Finally, we know that both Merck and Novartis have filed NDAs for their DP-IV inhibitors, Januvia and Galvus respectively and the FDA has accepted both applications for review. Both Merck and Novartis are non-exclusive licensees to our DP-IV patent estate.
Our R&D pipeline is also progressing well outside of diabetes. We were pleased that in Oncology our next generation IGF-1 receptor program was selected by AACR as a featured summary presentation at their annual meeting and we continue to make progress in this area. On the ophthalmology front we also anticipate that E10030, our anti-PDGF aptamer, will move into the clinic in second half 2006 as an adjunct to anti-VEGF therapies with a goal of regressing choroidal neovascularization in wet AMD. Remember that the current VEGF agents control but generally not do not regress neovascularization. Importantly, the market for this new product is an adjunct to all anti-VEGF therapy agents making it additive to rather than competitive with other VEGF agents.
Putting it altogether, we believe that we remain on course in terms of our goal of building a financially and scientifically successful business around Tarceva. With Q1 revenues of $116 million, up from just $19 million a year ago, a solid cash position and further demonstration of our commitment to keep a tight rein on expenses within the guidelines we have previously discussed, we believe that we are on the right track financially while at the same time maintaining a credible scale and quality to our R&D investments.
As individual investors in our Company as well as managers, we remain as frustrated as many of you are with our current stock price, we’re also very committed to and focused on the task of executing on a business plan that we believe can deliver tremendous long-term value to our shareholders. And with that I’ll finish and we’ll be happy to turn it over do you, Peter, to open the floor up for questions.
[A question and answer session followed Dr. Goddard’s presentation]